EXHIBIT 99.1

FOR RELEASE January 30, 2003; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2002 Results; Announces Intent to Expense Stock Options in 2003

PORTLAND, Ore. — January 30, 2003 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the fourth quarter of 2002 of $33.9 million, or $1.15 per diluted share, compared to $28.0 million, or $0.93 per diluted share for the fourth quarter of 2001. Net income for the full year 2002 was $111.0 million, or $3.73 per diluted share, compared to $106.0 million, or $3.44 per diluted share for 2001.

Operating income (net income excluding after-tax capital gains and losses) was $1.05 per diluted share for the fourth quarter of 2002, an 11.7% increase over the $0.94 per diluted share for the fourth quarter of 2001. Operating income was $31.0 million for the fourth quarter of 2002, a 9.9% increase compared to $28.2 million for the same period of 2001. The increase in operating income was primarily due to premium growth and favorable claims experience in the company’s Employee Benefits – Insurance segment.

For the full year 2002, operating income per diluted share was $4.15, up 20.6% over $3.44 per diluted share in 2001. Operating income for 2002 was $123.6 million, a 16.6% increase compared to $106.0 million in 2001. Operating return on average equity was 12.7% for 2002, up from 11.4% for 2001. Operating income for 2001 included $5.0 million in pre-tax charges related to the terrorist events of September 11, 2001.

“We are very pleased with our financial results for 2002,” said Eric E. Parsons, president and chief executive officer. “Our businesses performed well in a challenging economic climate. While many economic uncertainties remain entering 2003, we are focused on long-term success and will continue to do business with the same philosophy and discipline that has always served us well.”

TIAA Group Disability and Life Acquisition

As previously announced, effective October 1, 2002, StanCorp’s primary insurance subsidiary, Standard Insurance Company, acquired the group disability and group life insurance business of Teachers Insurance and Annuity Association (“TIAA”). Standard Insurance Company paid a ceding commission of approximately $75 million and received approximately $705 million in assets and corresponding liabilities. Approximately $60 million of value of business acquired (intangible asset) was recorded upon closing of the acquisition.

On September 25, 2002 StanCorp completed an initial public debt offering of $250 million of 6.875%, 10-year senior notes. Approximately $200 million of the debt offering proceeds were used to fund the capital requirements of the TIAA acquisition, including the ceding commission.

Premium Growth

Premiums excluding adjustments on certain large group insurance contracts that are based on claims experience, grew 18.6% over the fourth quarter of 2001 and 12.0% over the full year 2001. The TIAA acquisition added $40.9 million to premiums in the fourth quarter of 2002, while new dental and individual disability reinsurance agreements reduced premiums by $5.9 million in the fourth quarter of 2002 and $10.9 million for the full year 2002. Without the TIAA acquisition and the new reinsurance agreements, premium growth would have been 7.7% and 9.5% for the fourth quarter and full year 2002, respectively.

Business Segments Fourth Quarter Results

The Employee Benefits – Insurance segment reported a 32.3% increase in pre-tax operating income to $46.3 million for the fourth quarter of 2002, compared to $35.0 million for the fourth quarter of 2001, primarily due to premium growth and favorable claims experience.

Premiums for this segment totaled $357.1 million for the quarter, excluding adjustments on certain large group insurance contracts that are based on claims experience. This was a 21.9% increase compared to the fourth quarter of last year. The TIAA acquisition added $40.9 million to premiums in the fourth quarter of 2002.

The benefit ratio for the segment (the ratio of policyholder benefits to premiums) was 79.4% in the fourth quarter of 2002 compared to 82.2% in the fourth quarter of 2001. The benefit ratio can fluctuate widely from quarter to quarter, but is expected to be in the 82% to 84% range over time. Policyholder benefits in the fourth quarter of 2002 included approximately $6 million of additional expense associated with a 0.5% reduction, to 5.25%, in the interest rate used to discount new long term disability reserves. This reduction reflects the company’s lower average new money investment rate for the fourth quarter.

The Individual Insurance segment reported pre-tax operating income of $3.1 million for the fourth quarter of 2002, compared to $6.9 million for the fourth quarter of 2001. The decrease in pre-tax operating income was due primarily to increased claims as reflected in a higher benefit ratio of 119.9% in the fourth quarter of 2002 compared to 88.5% in the fourth quarter of 2001. Over time, the benefit ratio in the Individual Insurance segment is expected to be in the range of 85% to 100%.

The Retirement Plans segment reported pre-tax operating income of $0.6 million for the fourth quarter of 2002, compared to $0.9 million for the same period of 2001. Assets under management totaled $1.80 billion compared to $1.77 billion a year ago, with net deposits for the year largely being offset by equity market value declines.

The pre-tax operating loss from StanCorp’s other businesses totaled $2.6 million for the fourth quarter of 2002, compared to pre-tax operating income of $1.0 million for the fourth quarter of 2001. The results in the fourth quarter of 2002 included interest on long-term debt of approximately $4.4 million. Other businesses also include StanCorp Mortgage Investors, LLC (“SMI”), which contributed income of $3.2 million for the fourth quarter of 2002 compared to $1.4 million for the fourth quarter of 2001. SMI originated $189.8 million of commercial mortgage loans in the fourth quarter of 2002, a three-fold increase over the same period a year ago. Higher originations in the fourth quarter were driven by increased loan demand from third party investors.

Investments

In the fourth quarter of 2002 StanCorp recorded $5.9 million of after-tax capital gains on the sale of commercial mortgage loans. The gains were partially offset by after-tax capital losses totaling $3.1 million on bonds sold during the quarter. Bonds sold during the quarter included $7.2 million of Nortel and $3.0 million of The Williams Companies, Inc. At December 31, 2002, the overall rating for the company’s bond portfolio was A (Standard & Poor’s).

For the full year 2002, StanCorp recorded net after-tax capital losses of $12.6 million. The net capital losses included $21.8 million of after-tax losses on bonds, including $11.0 million related to WorldCom bonds. The after-tax losses on bonds were offset in part by $8.5 million of after-tax gains on commercial mortgage loan sales.

The yield on StanCorp’s fixed maturity securities investment portfolio declined to 6.22% at December 31, 2002, while the yield on the commercial mortgage loan portfolio declined to 7.94%. At the time of the closing of the TIAA acquisition the company received approximately $705 million in cash, a substantial portion of which has been invested in fixed maturity securities at lower current market rates until a portion of it can be redeployed into higher yielding commercial mortgage loan investments. This contributed to a lower fixed maturity securities yield at December 31, 2002.

Shares Outstanding

Diluted weighted average shares outstanding for the fourth quarters of 2002 and 2001 were 29.5 million and 30.0 million, respectively. During the fourth quarter of 2002, StanCorp repurchased 375,000 shares at a total cost of $19.9 million. For the full year 2002, the company repurchased 853,000 shares of its common stock at a total cost of $45.5 million. At December 31, 2002, the company had approximately 0.4 million shares remaining under its current share repurchase authorization, which expires on December 31, 2003.

2003 Outlook

Effective January 1, 2003, the company will begin expensing the fair value of stock-based employee compensation in accordance with SFAS No. 123, and will adopt the prospective method. If future option grants remain at current levels, under current FASB rules, the annual impact will reduce operating earnings by approximately $0.06 to $0.08 per diluted share in 2003.

StanCorp reaffirms its stated financial objectives, which are:

•	Premium growth of 10% to 12% per year
•	Operating income per diluted common share growth of 12% to 15% per year, less the expense of stock-based employee compensation
•	Operating return on average equity of 13% to 14% by the end of 2003, and 14% to 15% by the end of 2005

In light of current economic uncertainties, StanCorp expects that premium growth and operating income per diluted common share growth could be at the low end of its stated ranges for 2003.

The premium growth and operating income per diluted common share targets are exclusive of benefits anticipated from the TIAA acquisition, which are expected to add $0.15 to $0.20 per diluted share to earnings in 2003. The integration of the TIAA business began in the fourth quarter of 2002 and is expected to be completed by mid-year 2003. Operating expenses during this period will be higher than normal due to integration costs, including servicing fees paid to TIAA. Operating expenses are expected to return to historical levels, when measured as a percentage of premiums, once the TIAA business is fully integrated. Therefore, most of the additional earnings anticipated from the acquisition are expected to occur in the second half of 2003.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 32,500 group insurance policies inforce covering more than 6 million employees, as of December 31, 2002. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s fourth quarter 2002 results on Thursday, January 30 at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors or visit the Individual Investor Center at www.streetevents.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 21, 2003.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code #475088. The replay will be available through February 9, 2003.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K and the most recent Form 10-Q for a description of the types of uncertainties and risks that may affect actual results.

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Attachments

Contacts

Investor Relations and Financial Media
Scott Hibbs
(503) 321-7529
E-mail: shibbs@standard.com

Corporate Information
Kira Higgs
(503) 321-6418
E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.
Quarter and YTD Earnings December 31, 2002
(Dollars in millions - except share data)
Unaudited

	Fourth Quarter		December YTD
	2002	2001	2002	2001
Income Statement Data:
Revenues:
Premiums:
Employee Benefits - Insurance	$358.2	$287.9	$1,284.3	$1,129.5
Individual Insurance	20.1	21.7	80.0	81.2
Retirement Plans	4.3	7.1	19.0	21.0

Total premiums	382.6	316.7	1,383.3	1,231.7

Net investment income:
Employee Benefits - Insurance	59.0	49.0	207.0	187.3
Individual Insurance	27.7	25.0	107.0	98.9
Retirement Plans	13.5	13.5	52.9	52.1
Other	3.6	2.6	13.9	10.3

Total net investment income	103.8	90.1	380.8	348.6
Other	1.6	1.4	5.9	5.1

Total operating revenues	488.0	408.2	1,770.0	1,585.4

Benefits and expenses:
Employee Benefits - Insurance	372.4	302.7	1,338.4	1,187.8
Individual Insurance	44.8	40.5	155.7	153.7
Retirement Plans	17.2	19.7	71.9	73.3
Other	6.2	1.5	12.3	6.1

Total operating benefits and expenses	440.6	364.4	1,578.3	1,420.9

Pre-tax operating income (loss):
Employee Benefits - Insurance	46.3	35.0	158.4	133.3
Individual Insurance	3.1	6.9	31.7	27.2
Retirement Plans	0.6	0.9	—	(0.2)
Other	(2.6)	1.0	1.6	4.2

Total pre-tax operating income	47.4	43.8	191.7	164.5
Income taxes	16.4	15.6	68.1	58.5

Operating income	31.0	28.2	123.6	106.0
Realized capital gains (losses), net of tax	2.9	(0.2)	(12.6)	—

Net income	$33.9	$28.0	$111.0	$106.0

Per Common Share Data:
Basic per common share:
Operating income	$1.06	$0.95	$4.20	$3.47
Realized capital gains (losses), net of tax	0.10	(0.01)	(0.43)	—

Net income	$1.16	$0.94	$3.77	$3.47

Diluted per common share:
Operating income	$1.05	$0.94	$4.15	$3.44
Realized capital gains (losses), net of tax	0.10	(0.01)	(0.42)	—

Net income	$1.15	$0.93	$3.73	$3.44

Dividends to shareholders *	$0.40	$0.08	$0.40	$0.30

Share data:
Basic weighted average	29,155,199	29,742,672	29,435,920	30,553,049
Diluted weighted average	29,487,810	30,022,042	29,722,402	30,835,722
Issued at period end	29,185,276	29,782,966	29,185,276	29,782,966

Statutory data - Insurance Subsidiaries:
Net gain (loss) from operations before income taxes **	$(31.2)	$18.7	$111.9	$118.0
Net gain (loss) from operations after income taxes and before realized capital gains/losses **	(49.0)	8.6	33.1	126.8

*	Beginning in 2002, StanCorp's board of directors approved paying annual, rather than quarterly, dividends to shareholders.
**	Net loss in the fourth quarter of 2002 resulted primarily from expensing the $75 million ceding commission for the TIAA transaction for statutory purposes.

StanCorp Financial Group, Inc.
Consolidated Balance Sheets
(In millions)

	December 31, 2002 (Unaudited)	December 31, 2001
Assets:
Investments:
Fixed maturity securities	$4,134.4	$2,700.6
Mortgage loans	1,989.1	2,003.0
Real estate, net	64.6	72.0
Policy loans	5.3	5.4

Total investments	6,193.4	4,781.0
Cash and cash equivalents	206.8	212.3
Deferred acquisition costs and value of business acquired	171.1	95.4
Premiums and other receivables	79.6	73.7
Amounts recoverable from reinsurers	873.9	867.5
Accrued investment income	77.1	59.4
Property and equipment, net	74.7	76.8
Other assets	47.5	91.7
Separate account assets	1,018.6	1,019.2

Total assets	$8,742.7	$7,277.0

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,114.9	$3,198.5
Other policyholder funds	1,809.3	1,679.8
Dividends and experience refunds	55.2	49.1
Deferred tax liabilities	164.7	115.3
Short-term debt	0.2	81.5
Long-term debt	255.2	9.1
Other liabilities	172.0	150.8
Separate account liabilities	1,018.6	1,019.2

Total liabilities	7,590.1	6,303.3

Equity:
Common stock	665.3	699.8
Accumulated other comprehensive income	147.4	33.3
Retained earnings	339.9	240.6

Total equity	1,152.6	973.7

Total liabilities and equity	$8,742.7	$7,277.0

Book value per common share outstanding (excluding accumulated other comprehensive income)	$34.44	$31.57

Portfolio Yields:
Fixed maturities (excluding convertibles)	6.22%	6.79%
Mortgage loans	7.94	8.22

Statutory Data - Insurance Subsidiaries:
Capital and surplus	$817.6	$641.9
Asset valuation reserve	35.8	44.4